[RENHUANG LETTERHEAD]

April 16, 2007

Magnus Moliteus
958 Sunset Ridge
Bridgewater, NJ 08807

Re: Renhuang Pharmaceuticals, Inc. Board of Directors

Dear Mr. Moliteus:

We are pleased to invite you to join the Board of Directors of Renhuang Pharmaceuticals, Inc., as an independent director, a position to be held until the next annual meeting or until successors are elected. We look forward to working with an individual of your business stature and experience. We enter into this agreement with the highest confidence in Renhuang's future.

Duties and Obligations:

- Strategic and general business oversight and advice.
- Availability to attend Board of Director's meetings.
- Availability from time to time for email or telephone correspondence.
- You agree that you will disclose all other board of director positions or advisory board positions you hold with any other companies, and any employment or consulting positions you hold with companies in the pharmaceuticals industry, as of the date of this letter agreement. You further agree to update the company if any of those positions change or if you take on a new position that meets the above criteria.

Compensation:

- Upon Acceptance – warrants to acquire 15,000 shares of the common stock of Renhuang exercisable for three (3) years, at an exercise price of $3.02, in accordance with a warrant agreement to be provided.
- Each July 31, commencing 2007, warrants to acquire 10,000 shares of common stock exercisable for three (3) years, at an exercise price equal to the fair market value of Renhuang's stock as of the date of grant and $10,000.
- Reimbursement of all pre-approved Board related travel and business expenses.

Confidential Confidential

Please indicate your acceptance of these terms and conditions by executing below.

Sincerely yours.

Mr. Li Shaoming
President

I hereby accept my nomination to the Board of Directors, as an independent director, effective as of the date of my signature below, and accept the terms and conditions set forth herein.

Magnus Moliteus

Date April 16, 2007